Exhibit 10.9

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

September 7, 2018

Gauzy Ltd.

14 Hathiya Street

Tel-Aviv Yafo, Israel 6816914

Attention: Eyal Peso, Chief Executive Officer

Dear Eyal,

This letter sets forth our agreement as to restrictions on further licensing rights to the manufacture and sale of Suspended Particle Device film protected under patent (“SPD Film”), in accordance with the terms and conditions as more fully set forth herein. We acknowledge that the agreements and undertakings made by Research Frontiers herein shall serve as an additional inducement by you to enter into the Subscription Agreement with Research Frontiers for the subscription of common stock and warrants of Research Frontiers as set forth therein (the “Subscription Agreement”), and that your undertaking not to sell the common stock received by you pursuant to the Subscription Agreement during the lock-up period as set forth therein and herein, shall serve as an inducement for us to enter into the restrictions contained herein.

Research Frontiers licensed to Gauzy Ltd. (“Gauzy”) under that License Agreement effective as of September 30, 2017 (the “License Agreement”), and has licensed to the entities listed on Annex A hereto (the “Existing Film Licensees”), in each case, the right to manufacture and sell, to Authorized Users (as defined in the License Agreement), SPD Film. Research Frontiers hereby agrees and undertakes that during the Restriction Period (as defined below) it shall not license, to any entity, the rights to manufacture and/or sell SPD Film, provided, however, if the license agreement with Hitachi Chemical Co., Ltd. (“Hitachi”) expires or is terminated, or if they cease production of SPD film in commercial quantities, Research Frontiers may substitute a new company to replace Hitachi without consultation with Gauzy. In the event the Existing Licensees are not able to meet the production timetables, quantities, quality or performance characteristics of customers for SPD Film, Research Frontiers shall consult with Gauzy to address market needs and in the event Gauzy are unable to meet the required need, Research Frontier may substitute additional licensees to the extent necessary to meet all such market requirements.

For purposes of this Agreement, unless sooner terminated, the limitations and undertaking of Research Frontier set forth herein shall begin upon the date of this letter, and shall end on July 31, 2023 (the “Restriction Period”). Notwithstanding the foregoing, if by December 31, 2018, Gauzy has not begun manufacturing commercial grade and defect-free SPD Film which is available for sale to Authorized Users in rolls with widths of at least 1.2 meters (the “Initial Manufacturing Requirements”), then the Restriction Period shall be suspended (and Research Frontiers shall have the right to add additional licensees) until such time as Gauzy meets the Initial Manufacturing Requirements; provided however, if Gauzy makes a further standstill extension payment of $[***] to Research Frontiers on or before December 31, 2018, whereby the Restriction Period will remain in place until July 31, 2019.

If by July 31, 2019, (i) Gauzy has made the Additional Investment (as defined below); and (ii) Gauzy is producing and offering for sale SPD film (which does not use internal spacers) and sold in rolls at least 1.5 meters wide (the “Additional Manufacturing Requirements”), then the restrictions shall continue until the expiration of the Restriction Period (unless earlier terminated in accordance herewith). If Gauzy has made the Additional Investment but has yet to meet the Additional Manufacturing Requirements by July 31, 2019, then the Restriction Period shall be suspended (and Research Frontiers shall have the right to add additional licensees) until such time as Gauzy meets the Additional Manufacturing Requirements (whereby the Restriction Period shall be reinstated, provided, however, that if Research Frontier is in the process of negotiation with a new licensee (which negotiations can be reasonably demonstrated by Research Frontiers to have been ongoing during such suspension period) Research Frontier shall have a period of sixty (60) days after Research Frontiers has received written notice accompanied by supporting evidence reasonably satisfactory to Research Frontiers that Gauzy has met the Additional Manufacturing Requirements, to finalize a license agreement with such new licensee.

Gauzy shall use its commercially reasonable efforts such that the production of defect free SPD film for sale to Authorized Users that is at least 1.5 meters wide is a top R&D priority and shall devote necessary manpower and financial resources to achieved such.

After July 31, 2019, the Restriction Period shall end, and all restrictions on Research Frontiers shall terminate going forward, if any of the following conditions have not been, and where relevant continue to be, satisfied:

a.	The budget for 2017 and 2018 outlined by Gauzy to Research Frontiers for its work to produce SPD Film has been approved by the board of directors of Gauzy. with funds set aside and sufficient capital allocated to accomplish Gauzy’s objectives and obligations under the License Agreement, and it shall be a continuing condition for each calendar year beginning with 2019 that the budgets to produce SPD Film has been approved by the board of directors of Gauzy. with funds set aside and sufficient capital allocated to accomplish the Gauzy’s objectives and obligations under the License Agreement;

b.	Gauzy has implemented any necessary or desirable modifications to its current PDLC production line to efficiently produce for commercial sale SPD Film;

c.	In addition to the $[***] equity investment made by Gauzy in September 2018, Gauzy has made at least another $[***] private direct equity investment in the common stock of Research Frontiers on or before July 31, 2019 on substantially the following terms (the “Additional Investment”): (i) Offering Price per share of common stock at the consolidated closing bid price for Company’s common stock in effect on Nasdaq immediately before the date Gauzy is to consummate the Additional Investment (pursuant to a written exercise of the option by Gauzy) plus $[***], provided, however, that: (A) if such per share price is less than $[***], Gauzy shall pay a price of $[***] per share, and (B) if such per share price is more than $[***], Gauzy shall pay a price of $[***] per share; and (ii) One (1) Warrant to purchase one (1) share of common stock for every two (2) shares of common stock so purchased by Gauzy (with fractions of a warrant shall be rounded down to the nearest whole number). The exercise price of each Warrant shall equal to (A) [***]% of the Offering Price Per Share for the first year of the Warrant term, (B) [***]% of the Offering Price Per Share during the second year of the Warrant term, and (C) [***]% of the Offering Price Per Share starting with the third year of the Warrant term until the expiration of the Warrant term. The Warrant may be exercised, in whole or in part, during the five (5) year period commencing on the closing date of the purchase and shall not be exercisable for the first six months;

d.	Gauzy:

i.	Offers the same or better warranty for SPD Film, and under the same conditions, as is currently provided by Gauzy for its PDLC film products, subject to specific warranty limitations based on the SPD Film technology;

ii.	Provides customers with generally available lead times between order and shipment of SPD Film – Ex-Works (INCOTERMS 2010) – of twenty-one (21) business days (in Israel) or less;

iii.	Maintains at least [***] ([***]) square meters of SPD Film in inventory at all times;

iv.	Sells SPD Film for a price of [***] euros (€[***]) per square meter or less, with price reductions in such selling price of at least 5% per year starting on January 1, 2021 during the Restriction Period;

v.	Uses commercially reasonable efforts to: (A) introduce other SPD Film products with various performance characteristics (e.g. difference coating thicknesses, durability and performance enhancements) to meet customer or market requirements, and (B) make it a top R&D priority and devote necessary manpower and financial resources to achieved a more neutral gray or black color in the off state of SPD film by January 1, 2020; and

vi.	Continues to meet levels of customer service and responsiveness to Research Frontiers’ customers and all Authorized Users of SPD Film that are at levels equal or superior to the levels of customer service and responsiveness in the SPD industry (isolated incidents of customer complaints shall not be included, and a breach of this provision shall only be in the event a continuous lack of the required level of customer service is shown). Gauzy shall provide Research Frontiers with any data reasonably requested by Research Frontiers regarding this requirement upon request by Research Frontier: (i) following a documented complaint by a Research Frontiers customer and/or an Authorized Users; or (ii) not more than once per quarter.

vii.	Has not materially breached its obligations and/or undertakings set forth in the License Agreement and has made all payments due thereunder in a full and prompt manner.

viii.	Has not sold, hypothecate, pledged or otherwise transferred or entered into any hedging transaction involving Research Frontiers stock.

Gauzy shall as soon as reasonably possible, provide Research Frontiers written notice of it meeting any of the manufacturing requirements or other milestones or conditions specified in this letter. In the event Gauzy is, or becomes, in non-compliance with any of such requirements, milestones, or conditions set forth above, Gauzy shall notify Research Frontiers of such non-compliance in writing along with the approximate date that such non-compliance occurred, and a general plan and timetable for curing such non-compliance. Gauzy shall have ninety (90) days, from the date that such non-compliance became known to Gauzy (provided that Gauzy has taken reasonable steps to monitor such compliance), to cure any such non- compliance. If following the aforementioned cure period Gauzy has not cured such non-compliance, Research Frontiers shall have the right to terminate the Restriction Period by sending Gauzy a written notice that the Restriction Period has ended. Gauzy shall provide, where reasonably possible, Research Frontiers any supporting documentation requested to verify the cure of such non-compliance.

Notwithstanding anything contained in this or any other agreement between Research Frontiers and Gauzy to the contrary, Gauzy may pay the subscription funds for its initial $[***] million investment in Research Frontiers pursuant to the Subscription Agreement by September 30, 2018, provided however that if such amount is not fully paid to Research Frontiers on or before October 15, 2018, the Restriction Period shall be suspended until such time as Gauzy makes such payment, and the unpaid amount shall bear interest at a rate of [***]% per annum commencing on October 15, 2018. Nothing in this paragraph shall relieve Gauzy of its obligation to pay such subscription funds, and Gauzy agrees that it will immediately pay such subscription funds and any interest thereon as soon as they become available, and in any event out of the proceeds of any investment made by third parties into Gauzy.

In the event, Gauzy decides to stop production of SPD Film, it shall provide Research Frontiers with at least one (1) year’s written notice before stopping production, and the Restriction Period shall end upon the date of such notice by Gauzy.

The License Agreement is hereby amended as follows: (i) the references to “December 31, 2022” in Sections 10.2 and 10.3 of the License Agreement shall be replaced with “December 31, 2023”; (ii) Section 10.3 shall be amended such that Research Frontiers may not exercise its right to terminate the License Agreement, other than in the event of a material breach thereof by Gauzy or Gauzy’s failure to make any payment when due. In the event Gauzy has ceased general operations or ceased work relating to SPD Film, Research Frontier’s right to termination for convenience shall be reinstated as of December 31, 2023; and (iii) Schedule C shall be amended such that the reference to October 15, 2017 in Paragraph 1 shall be replaced with October 15, 2018.

The parties agree that upon Gauzy meeting the Initial Manufacturing Requirements they shall issue a joint press release (approved by both parties) announcing the collaboration between them.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding the body of law pertaining to conflict of law.

Any dispute arising out of or in connection with this letter, including, any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the International Chamber of Commerce, which rules are deemed to be incorporated by reference into this provision. The number of arbitrators shall be three (3) (the “Arbitration Tribunal”). The seat, or legal place, and venue of arbitration shall be New York, NY. The language to be used in the arbitral proceedings shall be English. Notwithstanding the foregoing, in the event a dispute under this letter is related to or part of a dispute under the License Agreement, such dispute shall be solely adjudicated in accordance with the dispute resolution terms set forth in the License Agreement.

Sincerely,

/s/ Joseph M. Harary
Joseph M. Harary, President and CEO

Agreed:

Gauzy Ltd.

By:	/s/ Eyal Peso
Eyal Peso, Chief Executive Officer

[ Signature Page to Standstill Agreement]

ANNEX A

EXISTING FILM LICENSEES

(Licenses includes their subsidiaries, successors and permitted assigns. All licensees grant intellectual property rights as of the effective date of the License Agreement, which is listed in parentheses below. Of the Existing Licensees listed below, only Hitachi Chemical has introduced and SPD Film commercially.)

1.	Hitachi Chemical Co., Ltd. (August 9, 1999)

2.	Dainippon Ink and Chemicals, Inc. (June 25, 1999)

3.	E.I. Dupont de Nemours and Company (April 13, 2004)

4.	Film Technologies International, Inc. (April 28, 2001)

5.	Gauzy, Ltd. (September 30, 2017)

6.	I.D. Research Pty Ltd. (IGlass) (February 8, 2010)

7.	Isoclima S.P.A. (July 2, 2002)

8.	Nippon Sheet Glass Co. Ltd./NSG UMU Products Co., Ltd. (September 3, 2004)

9.	Polaroid Corporation (May 23, 2000)

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